Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-107718, 333-136892 and 333-136895) of NETGEAR, Inc. of our report dated February 28, 2008 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 28, 2008